Exhibit 3.4

CERTIFICATE OF INCORPORATION
OF
VAC INDUSTRIES, INC.

FIRST:  The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

VAC Industries, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Kent County, Dover, Delaware 19901.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of all classes of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock with a par value of $.01 per share.

No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any share of the Corporation of any class, now or hereafter authorized, or any options of warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation; provided, however, that in connection with the issuance or sale of any such shares or securities, the Board of Directors of the Corporation may, in its sole discretion, offer such shares or securities, or any part thereof, for purchase or subscription by the holders of shares of the Corporation, except as may otherwise be provided by this Certificate of Incorporation as from time to time amended.

At all times, each holder of common stock of the Corporation shall be entitled to one vote for each share of common stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

FIFTH:  The name and address of the Incorporator is as follows:

Sylvia L. Adams
LATHAM & WATKINS
1001 Pennsylvania Avenue, Suite 1300
Washington, D.C.  20004

SIXTH:  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability

(1)  for any breach of the director’s duty of loyalty to the Corporation or its shareholders,

(2)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)  under Section 174 of the General Corporation Law of the State of Delaware, or

(4)  for any transaction from which the director developed an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  Any repeal or modification of this Article

SIXTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The Corporation may adopt such provisions with respect to indemnification of directors, officers, or employees of the Corporation, consistent with this Article SIXTH, as may be set forth from time to time in the Bylaws of the Corporation or a resolution adopted by the Board of Directors.

SEVENTH:  The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the creation, definition, limitation, and regulation of the powers of the Corporation, its directors and shareholders:

(1)  Election of directors need not be by ballot unless the Bylaws so provide.

(2)  The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation.  The powers and authorities in this Section 2 conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware.  In addition to the powers and authorities herein and by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the Bylaws of the Corporation.

(3)  The books and records of the Corporation may be kept (subject to any provisions of the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH:  The name of the person who is to serve as initial director of the Corporation until his successors are elected and qualified is:

Name	Mailing Address

David M. Rubenstein	The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Suite 220
Washington, D.C. 20004

The number of directors of the Corporation shall be as established from time to time in the Bylaws of the Corporation or in a resolution adopted by the Board of Directors as permitted by the Bylaws of the Corporation.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the law of the State of Delaware.  All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:  The powers and duties of the Sole Incorporator shall be terminated upon the due execution of this instrument.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of July, 1992.

/s/ Sylvia L. Adams
Sylvia L. Adams
Sole Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE
* * * * *

VAC INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the corporation is The Prentice-Hall Corporation System, Inc. and the present registered office of the corporation is in the county of Kent.

The Board of Directors of VAC INDUSTRIES, INC. adopted the following resolution on the 2nd day of January, 1995.

Resolved, that the registered office of VAC INDUSTRIES, INC. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, VAC INDUSTRIES, INC. has caused this statement to be signed by Sheila M. Gibbons*, this 27th day of March, 1995.

/s/ Sheila M. Gibbons
Secretary
(Title)

*                                          Any authorized officer or the chairman or Vice-Chairman of the Board of Directors may execute this certificate.